Exhibit 10.3
CIENA CORPORATION
2000 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT
     Ciena Corporation, a Delaware corporation (the “Company”), hereby grants performance share units relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Ciena Corporation 2000 Equity Incentive Plan (the “Plan”).
Grant Date: November 1, 2005
Name of Holder: «FirstName» «MiddleName» «LastName»
Number of Share Units Covered by Grant: «NumberPerfShares»
     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Holder:	(Signature)

Ciena Corporation:	/s/ Russell B. Stevenson, Jr.

By: Russell B. Stevenson, Jr.
Senior Vice President and Secretary
Attachment
This is not a stock certificate or a negotiable instrument.

CIENA CORPORATION
2000 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

Performance Share Unit Transferability	This grant is an award of performance share units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Share Units”). Your Share Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Share Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan. The following additional terms have the meanings provided below:

“Service” means service by you as an employee, officer, director or consultant to the Company or an Affiliate. A change in your position or duties will not result in interrupted or terminated Service so long as you continue to be an employee, officer, director or consultant of the Company or an Affiliate.

“Cause” means, as determined by the Board and unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, (i) your gross negligence or willful misconduct in connection with the performance of your duties, (ii) your conviction of a criminal offense (other than minor traffic offenses) or (iii) your material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreement between you and the Company or an Affiliate.

Vesting	Your grant will vest according to the performance conditions described in the Annex; provided that if (a) any portion of your grant would vest during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), and (b) you have elected in writing to receive all of the Vesting Shares rather than to receive them net of withholding tax as provided below, then the vesting of that portion of your grant will be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction but in no event later than two and one-half months after the end of the calendar year in which the Stock Units would otherwise have been delivered.

All of the unvested Share Units under this grant vest upon the termination of your Service due to death or Disability.

Except as may be provided in an applicable employment agreement between you and the Company or an Affiliate, or as may be approved by the Board of Directors, no Share Units will vest after your Service has terminated for any reason.

Delivery of Stock Pursuant to Vested Units; Withholding Tax	On the date of vesting, either a certificate for the shares of Stock represented by Share Units that vest on that date (the “Vesting Shares”) shall be delivered to you, or a brokerage account in your name will be credited with the number of Vesting Shares; provided, that, unless you elect in writing to receive all of the Vesting Shares, the Company shall reduce the number of shares so delivered or credited by a number of shares equal to the amount of federal, state, local or foreign taxes it is required to withhold in respect of the Vesting Shares divided by the fair market value of a share of Stock on the date of vesting.

Forfeiture of Unvested Units	In the event that your Service terminates for any reason other than because of your death or Disability, unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate, you will forfeit all of the Share Units that have not yet vested.

Termination for Cause	If your Service is terminated for Cause, you shall forfeit all Share Units, whether or not vested.

Withholding Taxes	You agree, as a condition of this grant, that, if you elect to receive the full amount of the Vesting Shares, you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Share Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Share Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Share Units unless and until the Stock relating to the Share Units has been delivered to you. If the Company pays a dividend on its Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the Stock times the number of vested Share Units that you hold as of the record date for the dividend.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Share Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Bill Grimes at 410-865-8083 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Share Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

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